EXHIBIT 99.1


                                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Jonathan B. Weis
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan, Sturges & Word Inc.
          (816) 221-7500



             ENTERTAINMENT PROPERTIES TRUST ANNOUNCES
        FIRST QUARTERLY DIVIDEND FOLLOWING SUCCESSFUL IPO

     KANSAS CITY, MO. (December 18, 1997)   Entertainment
Properties Trust (EPR:NYSE), a Real Estate Investment Trust
(REIT) that owns entertainment-related properties, announced today that its Board of Trustees has approved a quarterly cash dividend of $2.5 million, or $0.18 per share. The dividend amount represents an 8.2 percent yield on the initial public offering price of $20 per share which is consistent with the company's forecast. It is for the period from November 18, 1997, the date the initial public offering was completed, through December 31, 1997, and represents the pro rata portion of what the trust expects to be a $1.60 annual dividend. The record date for the dividend is December 29, 1997. The dividend is payable January 12, 1998, to shareholders of record.

     Entertainment Properties Trust recently completed an initial public offering which raised a total of $276 million for the company. The company is using the proceeds to purchase megaplex movie theaters and destination entertainment centers which will then be leased to theatrical exhibition companies and other entertainment operators.

     Entertainment Properties Trust is a unique REIT focusing on the entertainment industry. The company's common stock is traded on the New York Stock Exchange under the ticker symbol EPR.

With the exception of historical information, the matters discussed in this press release involve forward-looking statements as such statements are defined in the Private Securities Litigation Reform Act of 1995, and which may be identified by such words as "continue," "believe," "may," "expect," "hope," "anticipate," "goal," or other comparable terminology. Such forward-looking statements involve risk and uncertainties which include, but are not limited to, the Company's need to diversify its client base, increased competition from other REITs, the dependence on key personnel and other risks. Actual results may differ from those indicated in such forward-looking statements. In evaluating such factors, shareholders and investors are cautioned not to place undue reliance on such forward-looking statements. In addition to the above factors, shareholders and investors are encouraged to review the factors set forth in the Company's prospectus dated November 18, 1997.